INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Registration Statement of Edison Control Corporation on Form S-8 of the Edison Control Corporation 1999 Equity Incentive Plan of our report dated March 26, 1999, incorporated by reference in the Annual Report on Form 10-K of Edison Control Corporation for the year ended January 31, 1999.


/s/ Deloitte & Touche LLP


September 20, 1999
Milwaukee, Wisconsin